Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Form 8-K filed with the Securities and Exchange Commission of our Independent Auditors’ Report dated February 16, 2007, except for Note Q, which is dated May 24, 2007, regarding the statements of financial condition of Professional Business Bank as of December 31, 2006 and 2005, the related statements of income, changes in shareholders’ equity, and cash flows for the three years ended December 31, 2006, which were included in the Company’s S-4 Registration Statement, originally filed on March 21, 20007, as amended on May 1, August 28, September 21, October 5, and October 11, 2007, registration number 333-141453.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

November 26, 2007